EXHIBIT 2(a)



                                    AGREEMENT

                            dated as of June 18, 1996

                                  by and among


                          TREASURY INTERNATIONAL, INC.,

                                SILVER 925, INC.,

                                 MOCHE BENDAYAN,

                                SALOMON BENDAYAN

                                       and

                                  EDWARD KOZIAL
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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I. SALE AND PURCHASE OF SHARES ..................................      2

         1.1      Purchase Price ........................................      2
         1.2      Payment of Purchase Price  ............................      2


ARTICLE II.  REPRESENTATIONS AND WARRANTIES OF SILVER AND
                     STOCKHOLDERS........................................      3

         2.1      Corporate Organization.................................      3
         2.2      Authorization..........................................      4
         2.3      Governmental Consents and Approvals....................      5
         2.4      Capitalization.........................................      5
         2.5      Ownership of Silver's Shares...........................      6
         2.6      Subsidiaries; Joint Ventures...........................      6
         2.7      Financial Statements...................................      7
         2.8      Absence of Undisclosed Liabilities;
                    Books of Account.....................................      8
         2.9      Absence of Certain Changes.............................      9
         2.10     Ownership of Properties................................     11
         2.11     Real Property and Other Leases.........................     11
         2.12     Inventory..............................................     12
         2.13     Machinery and Equipment................................     12
         2.14     Intellectual Property..................................     12
         2.15     Securities Matters.....................................     14
         2.16     Accounts Receivable....................................     15
         2.17     Taxes..................................................     15
         2.18     Agreements, etc........................................     19
         2.19     Agreements Regarding Employees.........................     21
         2.20     Absence of Defaults....................................     24
         2.21     Compliance with Laws...................................     24
         2.22     Compliance with Laws - Environmental...................     24
         2.23     Litigation.............................................     26
         2.24     Violations.............................................     27
         2.25     Finders' Fees..........................................     27
         2.26     Restrictions on Business Activities....................     27
         2.27     Board Approval.........................................     28
         2.28     Questionable Payments..................................     28
         2.29     Accuracy of Representations and Warranties.............     29


ARTICLE III. REPRESENTATIONS AND WARRANTIES OF TREASURY..................     29

         3.1      Organization...........................................     29
         3.2      Corporate Authority, Etc...............................     29
         3.3      Governmental Consents and Approvals....................     30
         3.4      Litigation.............................................     30
         3.5      Finders' Fees..........................................     30


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ARTICLE IV.  COVENANTS OF TREASURY AND SILVER............................     31

         4.1      Preserve Accuracy of Representations;
                    Other Action.........................................     31
         4.2      Schedules..............................................     31
         4.3      Further Action.........................................     31
         4.4      Expenses...............................................     31
         4.5      Public Announcements...................................     31
         4.6      Consents and Approvals.................................     31


ARTICLE V.  COVENANTS OF SILVER..........................................     32

         5.1      Access to Information .................................     32
         5.2      Conduct of Silver Pending the Closing..................     33
         5.3      Other Offers...........................................     37
         5.4      Notices of Certain Events..............................     38
         5.5      FIRPTA.................................................     39
         5.6      Consents...............................................     39
         5.7      Maintenance of Business................................     39
         5.8      Release of Guarantees..................................     40


ARTICLE VI.  COVENANTS OF TREASURY.......................................     40

         6.1      Notices of Certain Events..............................     40


ARTICLE VII.  CONDITIONS TO THE ACQUISITION..............................     40

         7.1      Conditions Precedent to Obligations of Treasury........     40

         7.2      Conditions Precedent to Obligations of Silver..........     44


ARTICLE VIII.  CLOSING...................................................     45

         8.1      Time and Place of Closing..............................     45
         8.2      Documents to be Delivered by Silver....................     46
         8.3      Documents to be Delivered by Treasury..................     47


ARTICLE IX.  SURVIVAL OF REPRESENTATIONS AND INDEMNITY ..................     47

         9.1      Survival...............................................     48
         9.2      Indemnification........................................     48


ARTICLE X.  TERMINATION..................................................     48

        10.1      Grounds for Termination................................     48
        10.2      Continuing Liability...................................     49


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ARTICLE XI.  MISCELLANEOUS...............................................     49

        11.1      Further Assurances.....................................     49
        11.2      Notices................................................     49
        11.3      No Assignment..........................................     50
        11.4      Entire Agreement.......................................     50
        11.5      Governing Law..........................................     51
        11.6      Interpretation.........................................     51
        11.7      Counterparts...........................................     51
        11.8      Parties in Interest....................................     51
        11.9      Severability...........................................     51


EXHIBITS AND SCHEDULES

Exhibit 1.2   Form of Treasury Promissory Note ..........................

Schedule 2.1  Subsidiaries of Silver - states of
                incorporation ...........................................

Schedule 2.4  Outstanding options, warrants and rights to
                purchase Silver stock; Silver ownership of stock in
                other companies .........................................

Schedule 2.5  List of Silver's record and beneficial
                stockholders ............................................

Schedule 2.6  Subsidiaries and joint ventures of Silver .................

Schedule 2.10 Encumbrances affecting the property of
                Silver and its subsidiaries .............................

Schedule 2.14 List of all inventions, patents and licenses ..............

Schedule 2.15 List of non-public offerings ..............................

Schedule 2.17 Tax exceptions ............................................

Schedule 2.18 List of all material agreements ...........................

Schedule 2.19 Agreements affecting employees ............................

Schedule 2.22 Environmental disclosure ..................................

Schedule 2.23 Litigation ................................................

Schedule 2.24 Notices of violations .....................................


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     AGREEMENT dated as of June 18, 1996 (the "Agreement") by and between
TREASURY INTERNATIONAL, INC., a Delaware corporation ("Treasury"), SILVER 925, INC., a Florida corporation ("Silver"), MOCHE BENDAYAN, SALOMON BENDAYAN and EDWARD KOZIAL, (each of such individuals being hereinafter referred to as a "Stockholder" and all of such individuals being hereinafter collectively referred to as the "Stockholders").

     WHEREAS, (i) Treasury is a corporation organized and existing under the laws of the State of Delaware; (ii) Silver is a corporation organized and existing under the laws of the State of Florida; and (iii) the Stockholders are the owners of all of the issued and outstanding shares of capital stock of Silver; and

     WHEREAS, Stockholders wish to sell to Treasury and Treasury wishes to purchase from Stockholders all of the issued and outstanding capital stock of Silver upon the terms and conditions hereinafter set forth; and

     WHEREAS, the boards of directors of Treasury and Silver (each hereinafter referred as a "Board of Directors") deem it advisable and in the best interests of their stockholders to engage in the transactions contemplated hereby pursuant to which Treasury will acquire all of the issued and outstanding capital stock of Silver (the "Acquisition"); and

     WHEREAS, the respective parties desire to make certain representations, warranties and agreements in connection with the Acquisition.
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     NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth herein and such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

     Article I. Sale and Purchase of Shares.

          1.1 Purchase Price. Stockholders do hereby agree to sell and deliver to Treasury, and Treasury does hereby agree to purchase from Stockholders, the issued and outstanding capital stock of Silver, aggregating 70.77 shares of common stock (an additional 29.33 shares being held by Silver as treasury stock), for a total consideration of $4,200,000.00 (the "Purchase Price").

          1.2 Payment of Purchase Price. The Purchase Price shall be paid as follows: on the Closing Date (as hereinafter defined) Treasury shall deliver to each Stockholder, against receipt from each Stockholder of stock certificates representing the number of shares of Silver set forth below opposite his name, endorsed to Treasury or accompanied by a signed stock power transferring such shares to Treasury, together with all applicable stock transfer tax stamps relative to said certificates, if any, the amount of cash set forth below opposite his name and a duly executed promissory note in the principal amount set forth below opposite his name, each note in substantially the form attached hereto as Exhibit 1.2, which note shall require payments of principal in the amounts set forth below opposite his name:


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                             Capital Stock                         Amount of
                             of Silver to       Cash to           Promissory
                             be delivered     be received            Note
                             ------------     -----------         ----------
Moche Bendayan                 45             $1,350,000          $  600,000
Edward Kozial                  20.77          $  300,000          $    -0-
Salomon Bendayan                5             $1,350,000          $  600,000

                Payments of Principal Amount of Promissory Notes

                                1st                2nd                 3rd
                            anniversary        anniversary         anniversary
                                of                 of                  of
Payable to                  Closing Date       Closing Date        Closing Date
----------                  ------------       ------------        ------------
Moche Bendayan             $  200,000          $  200,000          $  200,000
Salomon  Bendayan          $  200,000          $  200,000          $  200,000

     Article II. Representations and Warranties of Silver and Stockholders. Silver and each Stockholder jointly and severally represent and warrant to Treasury that:

          2.1 Corporate Organization. Silver is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and is duly authorized to carry on its business where and as now conducted and to own, lease and operate properties as it now does. Silver is qualified to do business, and is in good standing, in Florida, which is the only jurisdiction in which the nature of the business conducted by it or the properties owned or leased by it requires qualification. Schedule 2.1 is a true and complete list of each of Silver's subsidiaries (each hereinafter referred to as a "Subsidiary" and all collectively


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hereinafter referred to as the "Subsidiaries"). Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, is duly authorized to carry on its business where and as now conducted and to own, lease and operate properties as it now does, and is qualified to do business and is in good standing in the jurisdictions set forth on Schedule 2.1 (which are the only jurisdictions in which the nature of the business conducted by each Subsidiary or the properties owned or leased by it requires qualification). The copies of the certificate of incorporation and by-laws of Silver and of each of the Subsidiaries that have been delivered to Treasury are complete and correct as of the date of this Agreement, and the minute books of Silver and of each of its Subsidiaries which have been exhibited to Treasury are complete in all material respects and accurately reflect all material action taken prior to the date of this Agreement by the Board of Directors and stockholders of Silver and of each Subsidiary.

          2.2 Authorization. (a) Silver has full power and authority to enter into this Agreement and to perform this Agreement in accordance with its terms; the execution, delivery and performance of this Agreement by Silver have been duly authorized by Silver's Board of Directors; neither Silver nor any Stockholder is bound by any contractual or other obligation that would be violated by its or his execution or performance of this Agreement; and this Agreement is a valid and binding obligation of Silver and each Stockholder enforceable in accordance with its terms.

               (b) Neither the execution and delivery of this


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Agreement nor the consummation by Silver or any Stockholder of any of the transactions contemplated herein nor compliance by Silver or any Stockholder with the terms, conditions and provisions hereof or of any agreement or instrument contemplated hereby will (i) conflict with, result in a breach of, or constitute an event of default under the certificate of incorporation or by-laws of Silver or any of its Subsidiaries, or any instrument, agreement, lease, license, franchise, permit, judgment, order, award, decree or other authorization, right, or obligation to which Silver, any Subsidiary or any Stockholder is a party or any of their properties is subject or by which they are bound, or any statute, ordinance, rule or regulation applicable to Silver, any Subsidiary or any Stockholder, or (ii) require the approval, consent or authorization of, or the making of any declaration, filing or registration with, any third party or any foreign, federal, state or local court, governmental authority or regulatory body.

          2.3 Governmental Consents and Approvals. The execution, delivery and performance of this Agreement by Silver and each Stockholder require no action by or in respect of, or filing with, any governmental body, agency, official or authority, except as set forth on Schedule 2.3.

          2.4 Capitalization. Silver's authorized capitalization is 100 shares of capital stock, consisting of 100 shares of common stock, $1.00 par value, of which 70.77 shares are issued and outstanding. An additional 29.33 shares of common stock are held by Silver as treasury stock. All the outstanding shares of Silver were duly authorized for issuance and are validly issued, fully-


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paid and non-assessable. There are no outstanding options, warrants, calls, commitments or rights of any kind relating to the issued or unissued capital stock or other securities or equity interests of Silver (collectively, "Silver Securities"), except as set forth in Schedule 2.4. There are no existing arrangements that require or permit any shares of Silver to be voted by or at the discretion of anyone other than the record stockholders. Silver does not own any capital stock or other interest in any corporation or other business entity except as set forth in Schedule 2.4. Except as disclosed on Schedule 2.4, neither Silver nor any of its Subsidiaries is obligated to purchase, redeem or otherwise acquire any securities of Silver, its Subsidiaries or of any other party.

          2.5 Ownership of Silver's Shares. (a) Schedule 2.5 is a true and complete list of the record owners and the beneficial owners of Silver's issued and outstanding capital stock as of June 1, 1996, and Silver knows of no material changes therein as of the date hereof.

               (b) Stockholders own all of the stock listed on Schedule 2.5 free and clear of all liens and encumbrances, and Stockholders have the full and complete right and power to dispose of said stock in accordance with the terms of this Agreement.

          2.6 Subsidiaries; Joint Ventures.

               (a) Each Subsidiary has all corporate powers and all governmental authorizations required to carry on its business as now conducted. For purposes of this Agreement, "Joint Ventures" means entities in which Silver or any Subsidiary is, directly or indirectly, the beneficial owner of 40% or more of any class of


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equity securities or equivalent profit participation interest. All Joint
Ventures, their respective jurisdictions of organization and the interests of Silver or any Subsidiary therein are identified on Schedule 2.6.

               (b) All of the outstanding capital stock of, or other ownership interests, in, each Subsidiary that is owned by Silver, directly or indirectly, is free and clear of any material lien and free of any other material limitation or restriction on Silver's rights as owner thereof (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, other than those imposed by applicable law). Except as set forth in Schedule 2.4, there are no outstanding options, warrants, calls, commitments or rights of any kind relating to the issued or unissued capital stock or other securities or equity interests (collectively, "Silver Subsidiary Securities") of any Subsidiary. The ownership interests of Silver or its Subsidiaries in the Joint Ventures are owned by Silver or its Subsidiaries free and clear of any liens, limitations, restrictions, options, calls or commitments, other than those that are immaterial or those that are imposed under the terms of such Joint Ventures.

          2.7 Financial Statements. The following financial statements of Silver, copies of which have been delivered to Treasury, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly the consolidated financial condition of Silver and its Subsidiaries at the dates indicated and the consolidated results of


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their operations for the periods indicated:

               (a) unaudited consolidated balance sheet of Silver and its Subsidiaries as of July 31, 1993, 1994 and 1995, together with the related consolidated statements of operations, stockholders' equity and cash flows for each twelve month period then ended.

          2.8 Absence of Undisclosed Liabilities; Books of Account. Except to the extent fully reflected or allowed against in its July 31, 1995 balance sheet and as reflected in Schedule 2.17, Silver and its Subsidiaries have no liabilities of any nature, whether accrued, absolute, contingent or otherwise, including, but not limited to, any tax or other liabilities of any nature that were unknown or undetermined as of that date but that, if then known or determined, would have been required to be reflected in a balance sheet prepared in accordance with generally accepted accounting principles applied on a consistent basis. Silver does not know or have reasonable grounds to know of any basis for the assertion against Silver or any Subsidiary of any liability of any nature (and in any amount) not fully reflected or allowed against in the July 31, 1995 balance sheet or not incurred in the ordinary course of business thereafter. All the books of account of Silver and the Subsidiaries have been exhibited or made available to Treasury and accurately record all transactions of Silver and the Subsidiaries during the respective periods covered by them.

          2.9 Absence of Certain Changes. Since July 31, 1995, each of Silver and its Subsidiaries has operated its business in


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the ordinary course and consistent with past practices and there has not been any material adverse change in the consolidated financial condition of Silver and its Subsidiaries, results of operations or businesses of Silver and its Subsidiaries, and each of them has not:

               (a) entered into any transaction or incurred any liability or obligation other than a change in its loan banking relationship and other than in the ordinary course of its business;

               (b) made any declaration, set aside or paid any dividend or other distribution in respect of any shares of capital stock of Silver, nor has Silver repurchased, redeemed or otherwise acquired any outstanding shares of capital stock or other securities of, or other ownership interests in, Silver or any such Subsidiary, except as set forth in Schedule 2.4;

               (c) paid any dividends or made any other distributions on, or acquired, any shares of its capital stock or, directly or indirectly, made any other payments or loans of any kind to any of Silver's stockholders, except compensation for services rendered and reimbursement for expenses in amounts consistent with past practices, except as set forth in Schedule 2.4;

               (d) incurred any indebtedness for borrowed money, other than short term borrowing in the ordinary course of business, except as set forth in
Schedule 2.4;

               (e) issued any Silver Securities (except upon exercise after the date hereof of any options), granted any options for Silver Securities or agreed to any amendment of any material term of any outstanding Silver Securities or any Silver Subsidiary Securities;

               (f) sustained any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of Silver or any of its Subsidiaries or Joint Ventures;

               (g) made any material change in any method of accounting or accounting practice by Silver or any of its Subsidiaries or Joint Ventures, except for a change required by reason of a concurrent change in generally accepted accounting principles;

               (h) other than in the ordinary course of business, (i) granted any severance or termination pay to, or increased any compensation, bonus or other benefits payable to, or entered into any written employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with, any director of Silver or any Subsidiary, or any officer or employee of Silver or any Subsidiary whose 1995 base annual salary exceeded $50,000, or (ii) increased any benefit payable under any existing severance or termination pay policies or employment agreements; or

               (i) granted or agreed to grant any general increase in any rate or rates of salaries or compensation to its employees or any specific increase in the salary or compensation to any employee or agent, or paid or agreed to pay any bonus to any employee of Silver or any of its Subsidiaries, other than in the ordinary course of business.


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          2.10 Ownership of Properties. Except as set forth in Schedule 2.10,
Silver and each of its Subsidiaries has good and marketable title, free and clear of any claim, lien, mortgage, security interest, pledge, restriction, charge or encumbrance, to all its property and assets (by ownership outright) including its property and assets reflected on the July 31, 1995 balance sheet, except for tangible personal property sold or otherwise disposed of since that date in the ordinary course of business. Except as set forth in Schedule 2.10, Silver and each of its Subsidiaries owns outright, free and clear of any claim, lien, security interest, pledge, restriction, charge or encumbrance, all leasehold improvements, equipment, inventory and other personal property used in its business or presently located in any of its premises, except for leased property listed on Schedule 2.10 and for the lien, if any, of current taxes not yet due and payable. Neither Silver nor any of its Subsidiaries uses or leases any property that is owned by any officer, director or affiliate of Silver or any Subsidiary, or any relative of any thereof.

          2.11 Real Property and Other Leases. All leases of real property and/or other property, and amendments and modifications thereof, are, to Silver's best knowledge, in full force and effect and have not been modified or amended in any material respect, all rents and additional rents due to date under each such lease have been paid, the lessee has been in peaceable possession since the commencement of the original term of such lease, and there exists no default under such leases by Silver or any of its Subsidiaries or by the lessor under any of such leases, nor any event which with


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notice or lapse of time or both would constitute a default thereunder by Silver or any of its Subsidiaries.

          2.12 Inventory. All of the inventory of Silver and of each of its Subsidiaries consists of items that are currently usable or salable in the ordinary course of its business and are carried on its books at the lower of cost (on a LIFO basis) or market value.

          2.13 Machinery and Equipment. All machinery and equipment owned or leased by Silver or any of its Subsidiaries is in good operating condition and in good condition of maintenance and repair, normal wear and tear excepted, and the use thereof is in conformance with all applicable ordinances and regulations, and all building, zoning and other laws. All such machinery and equipment is suitable for the uses to which it is currently employed, has been regularly and properly maintained and is not in need of repair or replacement.

          2.14 Intellectual Property.

               (a) There is no infringement by Silver or any Subsidiary upon the patents, trademarks, trade names, service marks, trade secrets, copyrights or other intellectual property rights of others ("Intellectual Property Rights").

               (b) Set forth on Schedule 2.14 is a true and complete list of all inventions which are the subject of issued letters patent or an application therefor, which are owned and used or licensed for use by Silver or any of its Subsidiaries (collectively, the "Silver Intellectual Property Rights").

               (c) Since July 31, 1995, neither Silver nor of its


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Subsidiaries or Joint Ventures has been notified, orally or in a writing received by Silver or any representative of Silver of, or has been a defendant or plaintiff in any claim, suit, action or proceeding which involves, a claim of infringement of any Intellectual Property Rights, and to the knowledge of Silver
(i) there are no claims by any other person of infringement of Intellectual Property Rights by Silver or any of its Subsidiaries or Joint Ventures, and (ii) there are no continuing infringements by any other person or persons of any Silver Intellectual Property Rights.

               (d) Silver has delivered to Treasury a true and complete list of any proceedings (including pending applications for reissue or reexamination of a patent) before any patent or trademark authority to which Silver is a party, a description of the subject matter of each proceeding, and the current status of each proceeding, including, without limitation, interferences, priority contests, oppositions and protests.

               (e) Silver and its Subsidiaries have taken adequate measures to maintain the confidentiality of the process and formulae, research and development results and other know-how of Silver and its Subsidiaries, the value of which to Silver or its Subsidiaries is contingent upon maintenance of the confidentiality thereof.

               (f) Silver has heretofore made available to Treasury copies of all correspondence, applications and approvals with, to or from any United States regulatory agencies concerning all applications for approval to market its products in the United


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States.

               (g) With respect to Silver Intellectual Property Rights, Schedule
2.14 sets forth the following information with respect to each patent and patent application as of the date hereof, as applicable:

                    (i) the title of the patent or patent application constituting such Silver Intellectual Property Right;

                    (ii) the jurisdictions by or in which such Silver Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers; and

                    (iii) licenses, sublicenses, collaboration, joint development and similar agreements as to which Silver or any of its Subsidiaries is a party, true and complete copies of which have been delivered to Treasury.

               (h) All Silver Intellectual Property Rights are free of any unresolved ownership disputes with respect to any third party.

          2.15 Securities Matters.

               (a) Neither Silver nor any of its Subsidiaries has made any filings with the United States Securities and Exchange Commission ("SEC").

               (b) Set forth on Schedule 2.15 is a true and complete list of all non-public offerings made since July 31, 1995 by Silver and each Subsidiary. Silver has delivered to Treasury


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true and complete copies of all related offering materials (the "Offering
Materials").

               (c) As of the date of offering none of the Offering Materials contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          2.16 Accounts Receivable. All of the accounts receivable of Silver and each of its Subsidiaries arose from bona fide transactions in the ordinary course of business and, to the best of the Stockholders' knowledge, are collectible in full net of reserves, and none is subject to any defense, set-off or counterclaim.

          2.17 Taxes.

               (a) For the purposes of this Agreement, "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means, for any entity, (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding on amounts paid to or by such entity or any subsidiary thereof, payroll, employment, excise, severance, stamp, occupation, property, environmental or windfall profit tax, or other tax, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax (domestic or foreign) (a "Taxing Authority"), and
(ii) liability of such entity or any subsidiary thereof for the payment


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of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period, and
(iii) liability of such entity or any subsidiary thereof for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other person.

               (b) Except as set forth in Schedule 2.17:

                    (i) all Tax returns, statements, reports and forms (including estimated Tax returns and reports and information returns and reports) required to be filed with any Taxing Authority with respect to any Taxable period ending on or before the Closing Date by or on behalf of Silver or any of its Subsidiaries (collectively, the "Silver Tax Returns"), have been or will be filed when due (subject to any extensions of such due date) and, to Silver's knowledge, each Silver Tax Return is correct and complete in all material respects as filed;

                    (ii) Silver and its Subsidiaries have timely paid, withheld or made provision on their books for all Taxes shown as due and payable on the Silver Tax Returns that have been filed;

                    (iii) all Silver Tax Returns relating to income or franchise Taxes filed with respect to Taxable years of Silver and its Subsidiaries ending on or before July 31, 1988, have been examined by appropriate tax authorities and closed or are Silver Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to


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     extensions or waivers, has expired;

                    (iv) neither Silver nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Silver Tax Returns;

                    (v) to Silver's knowledge, there is no claim, audit, action, suit, proceeding, or investigation now pending or threatened in a writing received by Silver against or with respect to Silver or any of its Subsidiaries in respect of any Tax or assessment;

                    (vi) there are no requests for rulings in respect of any Tax pending between Silver or any of its Subsidiaries and any Taxing Authority;

                    (vii) none of the property owned by Silver or any of its Subsidiaries is "tax-exempt use property" within the meaning of Section 168(h) of the Code;

                    (viii) neither Silver nor any of its Subsidiaries, nor any other person on behalf of Silver or any such Subsidiary, has entered into nor will it enter into any agreement or consent pursuant to Section 341(f) of the Code;

                    (ix) there are no liens for Taxes upon the assets of Silver or any of its Subsidiaries except liens for current Taxes not yet due;

                    (x) there are, and immediately prior to the Acquisition there will be, no material limitations on Silver's right to utilize its net operating loss carryforward for federal income tax purposes;

                    (xi) to Silver's knowledge, neither it nor any of its Subsidiaries will be required to include any adjustment in Taxable income for any Tax period (or portion thereof) ending after the Closing Date pursuant to Section 481(c) of the Code (or any similar provision of the Tax laws of any jurisdiction) as a result of a change in method of accounting for any Tax period (or portion thereof) ending on or before the Closing Date or pursuant to the provisions of any agreement entered into with any Taxing Authority with regard to the Tax liability of Silver or any such Subsidiary for any Tax period (or portion thereof) ending on or before the Closing Date;

                    (xii) neither Silver nor any of its Subsidiaries has been a member of an affiliated group other than one of which Silver was the common parent, or filed or been included in a combined, consolidated or unitary Tax return other than one filed by Silver, or a return for a group consisting solely of its Subsidiaries or predecessors, or participated in any other similar arrangement whereby any income, revenues, receipts, gains, losses, deductions, credits or other Tax items of Silver or any such Subsidiary was determined or taken into account for Tax purposes with reference to or in conjunction with any such items of another person other than Silver or any such Subsidiary or predecessor;

                    (xiii) neither Silver nor any of its Subsidiaries is currently under any contractual obligation to pay to a Taxing Authority the income or franchise tax obligations of, or with respect to transactions relating to, any other person or to indemnify any other person with respect to any income or franchise tax; and

                    (xiv) neither Silver nor any of its Subsidiaries has signed any letter or entered into any agreement or arrangement in writing consenting to the surrender or sharing of any deductions, credits or other Tax attributes with any other person or transferred or assigned to any other person for Tax purposes any such items.

               (c) Within the five-year period preceding this Agreement and the Closing Date, Silver has not been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

          2.18 Agreements, etc. Schedule 2.18 contains a true and complete list of: (a) all agreements and other commitments for the purchase of any materials, supplies or inventory other than those that do not extend beyond three months;
(b) all notes and agreements relating to any indebtedness of Silver or any of its Subsidiaries for borrowed money; (c) all leases or other rental agreements under which Silver or any of its Subsidiaries is either lessor or lessee which call for annual lease payments in excess of $10,000 individually; (d) all other agreements (including, but not limited to, employment agreements, commitments and understandings, written or oral) to which Silver or any of its Subsidiaries is a party or by which any of them is bound which require payment by Silver or any of its Subsidiaries of more than $10,000 and which cannot be terminated by Silver or its Subsidiary, without liability, on notice of thirty days or less;
(e) all patents, trademarks (including service marks), trademarks registrations, and applications for registering patents or trademarks, and all licenses to Intellectual Property, technologies and/or applications, held or owned by Silver or any of its Subsidiaries, none of which is subject to a licensing or other agreement with any other person except as set forth on Schedule 2.18; (f) the name of each bank in which Silver and each of its Subsidiaries has an account, credit line or safe deposit box and the name of each person presently authorized to draw thereon or have access thereto; and (g) all fire, liability and other insurance carried by Silver and each of its Subsidiaries with respect to its business and properties. All leases, agreements, commitments and understandings of Silver and its subsidiaries (including, but not limited to, commitments for the purchase of inventory) were entered into in the ordinary course of business, and all of their respective commitments for inventory were entered into on an arm's-length basis and are at prices believed by Silver to be reasonable and consistent with current business requirements. True and complete copies of all leases, agreements, commitments and understandings referred to on Schedule 2.18 have been delivered to Treasury. Except as set forth in Schedule 2.18, there are no such oral agreements.

          2.19 Agreements Regarding Employees. (a) Neither Silver nor any of its Subsidiaries is a party to or bound by any employment agreement, or any collective bargaining or other labor agreement, or any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, retainer, consultant, bonus, group insurance or other incentive or welfare agreement, plan or arrangement, except as set forth on Schedule 2.19. True and complete copies of each agreement, plan or arrangement listed on Schedule 2.19 have been delivered to Treasury.

               (b) Since April 30, 1996 neither Silver nor any of its Subsidiaries has granted a salary increase to any officer or key employee, except as set forth on Schedule 2.19.

               (c) Schedule 2.19 contains a true and complete list of all employee benefit plans (the "Plans") subject to the Employee Retirement Income Security Act of 1974 ("ERISA") that are maintained by Silver or any of its Subsidiaries. In addition, Schedule 2.19 also contains a true and complete list of all multiemployer plans participated in by Silver or any of its Subsidiaries.

               (d) Each of the Plans has received a favorable determination letter from the Internal Revenue Service, and the related trusts have been determined to be exempt from taxation under Section 501(a) of the Code. A copy of the most recent determination letter with respect to each of the Plans has been delivered to Treasury. Nothing has occurred since the date of each such letter that would cause the loss of such qualification or exemption and no notice has been received from the Internal Revenue Service or any other governmental authority asserting the loss or possible loss of such qualification or exemption.

               (e) All payments due under or with respect to each of the Plans for all plan years beginning on or before the date of this Agreement have been made (or reserved for in Silver's financial statements referred to in Section 2.7); no such Plan has incurred any accumulated funding deficiency (as defined in Section 412 of the Code), whether or not waived, and neither Silver nor any of its Subsidiaries has incurred any liability on account of any such accumulated funding deficiency; and the value of the assets of any Defined Benefit Plan equals or exceeds the present value of all accrued benefits under that Plan, determined on an ongoing basis in accordance with the actuarial assumptions used in preparing the most recent actuarial valuation report for that Plan.

               (f) Neither Silver, nor any other disqualified person or party in interest (as defined in Section 4975 of the Code and Section 3 of ERISA, respectively) with respect to any of the Plans, has engaged in any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) that could subject any of the Plans (or any related trust) or Silver or any of its Subsidiaries, or any trustee, administrator or other fiduciary of any Plan, to the tax or penalties imposed under Section 4975 of the Code or Section 502 of ERISA. No reportable event (as defined in Section 4043(b) of ERISA) has occurred with respect to any Plan; no liability to the Pension Benefit Guaranty Corporation has been incurred; and none of the Plans is a multiple employer plan or a multiemployer plan within the meaning of the Code or ERISA or the regulations promulgated thereunder. Each of the Plans is in compliance in all material respects with the requirements prescribed by all statutory and governmental rules or regulations applicable to it, including, but not limited to, ERISA and the Code.

               (g) With respect to each of the Plans, a true and complete copy of each of the following has been delivered to Treasury: (i) the Plan document and related trust agreement, as amended, (ii) the last filed Form 5500 or 5500-C (with all schedules thereto), (iii) a summary Plan description and all modifications thereto, (iv) the most recent annual and periodic accounting of Plan assets, and (v) the most recent annual actuarial valuation report for each Plan.

               (h) For all Plan years beginning on or before the date of this Agreement, all payments due from Silver or any of its Subsidiaries under or with respect to each multiemployer plan participated in by Silver or any of its Subsidiaries have been made (or reserved for in Silver's financial statements referred to in Section 2.7). Neither Silver nor any of its Subsidiaries has completely or partially withdrawn from any multiemployer plan or received, and there is no reason to believe that any of them should or will receive, a notice of withdrawal liability as described in Section 4219 of ERISA on the basis of events resulting from the consummation of the Acquisition. Silver has not been notified that any multiemployer plan is in reorganization (as defined in Section 4241(a) and 4215 of ERISA) or is insolvent (as defined in Section 4245 of ERISA).

          2.20 Absence of Defaults. There is no existing default by any party under any lease, agreement, commitment or understanding to which Silver or any of its Subsidiaries is a party or by which it is bound.

          2.21 Compliance with Laws. Neither Silver nor any of its Subsidiaries or Joint Ventures is, in any material respect, in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances or regulations or any term of any judgment, decree, injunction or order binding against it.

          2.22 Compliance with Laws-Environmental. (a) For purposes of this
Section 2.22:

          "Hazardous Material" shall mean any material or substance that, whether by its nature or use, is now or hereafter defined as hazardous waste, hazardous substance, pollutant or contaminant under any Environmental Law (defined below), or which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and which is now or hereafter regulated under any Environmental Law, or which is or contains petroleum, gasoline, diesel fuel or another petroleum hydrocarbon product, lead paint, asbestos, asbestos-containing materials or polychlorinated biphenyls;

          "Environmental Laws" means those Federal, state or local laws, statutes, ordinances, rules, regulations, orders and decrees (including any amendments thereto) relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials, pollutants (as defined under the Federal Water Pollution Control Act ss.502, 33 U.S.C. ss.1362), wastewater (other than non-contact cooling or process water), or wastes constituting hazardous substances (as defined in Section 101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), 42 U.S.C. ss.9601(14)) in, into, onto or upon the environment

(including, without limitation, ambient air, surface water, groundwater, or land), or otherwise relating to the processing, distribution, use, treatment, collection, accumulation, storage, disposal, transport, or handling of Hazardous Materials, and including but not limited to: CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. ss.6901 et. seq.; the Federal Water Pollution Control Act, 33 U.S.C. ss.1251 et. seq.; the Clean Air Act, 42 U.S.C. ss.1857 et. seq.; and the Toxic Substances Control Act, 15 U.S.C. ss.2601 et. seq.

               (b) Except as disclosed in Schedule 2.22, no Hazardous Material is currently located at, in, on, under or about any of the Premises in a manner which violates any Environmental Law, or which requires cleanup or corrective action of any kind under any Environmental Law.

               (c) Except as disclosed in Schedule 2.22, Silver has obtained and now maintains as currently valid and effective all permits, licenses and other authorizations which are required under Environmental Laws for the operation of Silver's research, manufacturing and distribution facilities (the "Facilities").

               (d) Except as disclosed in Schedule 2.22, Silver and the operations of the Facilities are in compliance with Environmental Laws and with all terms and conditions of any applicable and enforceable rules, regulations, orders, decrees, plans, codes, judgments, injunctions, notice or demand letters, prohibitions, schedules, timetables, standards, conditions or requirements issued, entered, approved or promulgated thereunder.

               (e) Except as disclosed in Schedule 2.22, (i)

Silver has not received (A) any notice of the violation or alleged violation of, or noncompliance or alleged noncompliance with, any Environmental Law, permit, license or other authorization; (B) any notice, demand, claim, order or request for the performance of, or the payment of costs or expenses for, any test, investigation, assessment, examination, cleanup, removal, remediation, mitigation, response, treatment or restoration with regard to environmental conditions at the Facilities (which has not been performed or satisfied); or (C) any notice of any disposal, emission, discharge, release or threatened release of any Hazardous Materials at, in, into, onto, upon, by or from any real property owned, operated or possessed by Silver or with respect to Hazardous Material shipped by Silver for disposal; and (ii) there is not now and has not been any disposal, emission, discharge, release or threatened release of any Hazardous Materials at, in, into, onto, upon, by or from any real property at any time owned, operated, possessed or used by Silver.

          2.23 Litigation. Except as set forth in Schedule 2.23, there is no litigation, proceeding or governmental investigation pending or, so far as is known to Silver, threatened, or any order, injunction or decree outstanding, against or relating to Silver or any of its Subsidiaries or their respective properties or businesses, and there exists no reasonable basis for the commencement of any thereof.

          2.24 Violations. The improvements located on real estate owned or leased by Silver and the continuation of the present use, occupancy and operation of said improvements comply in full with all zoning requirements and do not depend on or require to any extent any further ordinance, variance, special exception or other special governmental approval for their continuing legality. There is no violation of any recorded restriction, condition or agreement affecting said real estate and Silver has not received notice of, and there does not exist any violation of, and continuation of the present uses, occupancies and operations will not result in a violation of, building, health, safety, environmental pollution control, fire or similar law, ordinance, order or regulation respecting said real estate. Except as set forth on Schedule 2.24, no notice has been received by Silver or any of its Subsidiaries alleging any such violation.

          2.25 Finders' Fees. Silver has not employed or utilized the services of any broker, finder or other intermediary in connection with this Agreement or the transaction contemplated by this Agreement.

          2.26 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Silver or any of its Subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing (a) the ability of Silver or any of its Subsidiaries to conduct its business in any geographic area or field of use, (b) any acquisition of property by Silver or any of its Subsidiaries, or (c) the conduct of business by Silver or any of its Subsidiaries as currently conducted or as currently proposed to be conducted by Silver.

          2.27 Board Approval. The Board of Directors of Silver has unanimously determined that the Acquisition is in the best interests of the stockholders of Silver and is on terms that are fair to such stockholders.

          2.28 Questionable Payments. Neither Silver nor any of its Subsidiaries, nor, to the best knowledge of Silver, any director, officer or other employee of Silver or any of its Subsidiaries has: (i) made any payments or provided services or other favors in the United States of America or in any foreign country in order to obtain preferential treatment or consideration by any governmental entity with respect to any aspect of the business of Silver or any of its Subsidiaries; or (ii) made any political contributions which would not be lawful under the laws of the United States and the foreign country in which such payments were made. Neither Silver or any of its Subsidiaries nor, to the best knowledge of Silver, any director, officer or other employee of Silver or any of its Subsidiaries or any customer or supplier of any of them, has been the subject of any inquiry or investigation by any governmental entity in connection with payments or benefits or other favors to or for the benefit of any governmental or armed services official, agent, representative or employee with respect to any aspect of the business of Silver or its Subsidiaries or with respect to any political contribution.

          2.29 Accuracy of Representations and Warranties. No representation or warranty by Silver or any Stockholder in this Agreement and no written statement made to Treasury or contained in any certificate or instrument delivered or to be delivered to Treasury pursuant to this Agreement or in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

     Article III. Representations and Warranties of Treasury. Treasury represents and warrants to Silver as follows:

          3.1 Organization. Treasury is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Treasury has the corporate power and authority to own or lease its properties and to carry on its business as now conducted and as proposed to be conducted.

          3.2 Corporate Authority, Etc.

               (a) Treasury has full power and authority to enter into this Agreement and to perform this Agreement in accordance with its terms; the execution, delivery and performance of this Agreement by Treasury and the consummation of the Acquisition have been duly authorized by its Board of Directors and Treasury is not bound by any contractual or other obligation that would be violated by the execution or performance of this Agreement; and

               (b) Neither the execution and delivery of this Agreement nor the consummation by Treasury of any of the transactions contemplated herein nor compliance by Treasury with the terms, conditions and provisions hereof or of any agreement or instrument contemplated hereby will (i) conflict with, result in a breach of, or constitute an event of default under the certificate of incorporation or by-laws of Treasury, or any material instrument, agreement, lease, license, franchise, permit, judgment, order, award, decree or other authorization, right, or obligation to which Treasury is a party or any of their properties is subject or by which they are bound, or any statute, ordinance, rule or regulation applicable to Treasury, or
(ii) require the approval, consent or authorization of, or the making of any declaration, filing or registration with, any third party or any foreign, federal, state or local court, governmental authority or regulatory body.

          3.3 Governmental Consents and Approvals. The execution, delivery and performance by Treasury of this Agreement and the consummation of the Acquisition by Treasury requires no action by or in respect of, or filing with, any governmental body, agency, official or authority.

          3.4 Litigation. There are no suits, claims, proceedings or investigations pending or, to the knowledge of Treasury, threatened against Treasury which question the legality of the transactions contemplated by this Agreement.

          3.5 Finders' Fee. Treasury has not employed or utilized the services of any broker, finder or other intermediary in connection with this Agreement or the transactions contemplated by this Agreement.

     Article IV. Covenants of Treasury and Silver.

          4.1 Preserve Accuracy of Representations; Other Action. Each party will use its best efforts to cause the satisfaction of the conditions to the obligations of the parties set forth in Article VII and to prevent the taking of any action that would result in any of the representations and warranties of such party not being true as of the Closing Date.

          4.2 Schedules. Any information furnished in a schedule to this Agreement shall be deemed to be furnished under any other schedule which calls for the furnishing of the same information whether or not that information is separately stated in such other schedule.

          4.3 Further Action. Each party to this Agreement shall take all such further action, and execute and deliver such further documents, as may be necessary to carry out the transactions contemplated by this Agreement.

          4.4 Expenses. Each party shall bear its own expenses incurred in connection with the negotiation and preparation of this Agreement and in connection with all duties and obligations required to be performed by it under this Agreement. Silver will not incur any such expense which is not reasonable.

          4.5 Public Announcements. Treasury and Silver will use their best efforts to mutually agree on any press release or other public announcement with respect to this Agreement and the transactions contemplated hereby. No public announcement about this Agreement shall be made by either party, except as otherwise required by law, without the prior written approval of the other party, which approval shall not be withheld unreasonably.

          4.6 Consents and Approvals. The parties shall cooperate in using their best efforts to obtain as promptly as practicable all approvals, consents and authorizations, governmental, regulatory or otherwise, which may be required in connection with the consummation of the Acquisition.

     Article V. Covenants of Silver.

          5.1 Access to Information. From the date hereof until the Closing Date, Silver and its Subsidiaries shall permit Treasury and its representatives to make such investigation of the assets and the businesses of Silver and its Subsidiaries, if any, as Treasury may desire, and Silver further agrees to give to Treasury and its legal counsel, accountants and other representatives full access, upon reasonable notice, during normal business hours throughout the period to the Closing Date to all of its and its Subsidiaries' offices, properties, assets, books, agreements, commitments, records and files. Silver further agrees to furnish to Treasury, upon request, during that period, such financial and operating data and all other scientific and technical information as Treasury may reasonably request, and to instruct Silver's employees, counsel and financial advisors to cooperate with Treasury in its investigation of the business of Silver. Silver shall also keep Treasury apprised of any material developments affecting its patents, licenses to patents or patent applications.

               (a) From the date hereof until the Closing Date, reasonably promptly following the end of each month, Silver will deliver to Treasury a copy of the management reporting package prepared by Silver for such month in the ordinary course of its business for internal distribution.

          5.2 Conduct of Silver Pending the Closing. From the date hereof until the Closing Date, each of Silver and its Subsidiaries shall in all material respects operate its business only in the ordinary course. Without limiting the generality of the foregoing, until the Closing Date Silver and its Subsidiaries will:

               (a) not pay, discharge, satisfy or accrue any liability for any claims, liabilities or obligations (whether absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction of liabilities incurred in the normal course of business;

               (b) not make loans or advances or incur any indebtedness for borrowed money or guarantee or otherwise become responsible for any such indebtedness, or issue or sell any debt securities or guarantee, endorse or otherwise as an accommodation become responsible for the obligations of others;

               (c) not take any action that would result in any of the representations or warranties of Silver set forth in this Agreement becoming untrue or in any of the conditions to the closing set forth in Section 7.1 hereof not being satisfied;

               (d) promptly notify Treasury in writing of, and furnish any information which Treasury may request with respect to, the occurrence of any event or the existence of any state of facts that would result in any of Silver's representations and warranties not being true as of the Closing Date, including, but not limited to, any material litigation, proceeding or governmental investigation threatened or asserted by or against Silver or any of its Subsidiaries, any material adverse change in the condition (financial or otherwise), assets, liabilities or business of Silver or any of its Subsidiaries, or any other occurrence of any kind which materially and adversely affects the assets, business or prospects of Silver or any of its Subsidiaries;

               (e) except as required by existing collective bargaining agreements or employment agreements, not (i) grant or agree to grant any general increase in the rates of salaries or compensation of its employees, or any specific increase to any employee whose total salary or compensation after the increase would be at any annual rate in excess of $50,000, or increase the pension, retirement or other employment benefits of its employees, (ii) enter into any written contract, agreement or plan covering any director, officer, consultant or employee that provides for the making of payments, the reduction of any exercise price or the acceleration of vesting of any benefit or right or any other entitlement contingent upon (A) the Acquisition or (B) the termination of employment after the Acquisition if such payment, acceleration or entitlement would not have been provided but for the Acquisition, (iii) adopt or amend any conditions under any stock option plan, (iv) enter into or amend any employment, severance or other similar arrangements or agreements or special pay arrangements with respect to termination of employment with any of its directors, officers, consultants or employees, or (v) make any offer of employment to any person or offer any employee or former employee engagement for consulting services;

               (f) not issue or commit itself to issue any shares of its capital stock or other securities or options or warrants with respect thereto;

               (g) not declare, set aside or pay any dividends or other distribution in respect of its capital stock; redeem, purchase or otherwise acquire any of such stock; or make any direct or indirect payment of any kind to any of its stockholders, to any corporation controlled by any of its stockholders, or to any relative of any of its stockholders, except compensation for services rendered in each case consistent with past practice;

               (h) not amend its certificate of incorporation or by-laws or change any of its banking arrangements, or amend any lease, agreement or commitment set forth in Schedule 2.18;

               (i) not acquire or agree to acquire by merging or consolidating with or by purchasing any material portion of the capital stock or assets of any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business condition of Silver and its Subsidiaries, taken as a whole;

               (j) not waive any of its rights or claims having value, except rights or claims that individually or in the aggregate are not material in amount and are waived in the ordinary course of business;

               (k) not enter into any lease, agreement or commitment which, if entered into prior to the date of this Agreement, would have been required to be included in Schedule 2.18, except with Treasury's advance written approval;

               (l) not settle or compromise, or agree to settle or compromise, any suit or other litigation matter or any matter in an arbitration proceeding;

               (m) not commence a lawsuit other than for the routine collection or amounts due and owing;

               (n) not change the accounting methods or practices followed by Silver and its Subsidiaries, make any material tax election, file any material ($10,000) tax agreement, or settle any material tax claim or assessment;

               (o) not (a) expend cash in excess of $25,000 in any single transaction or series of related transactions, except in the ordinary course of business, (b) purchase any item of capital equipment costing in excess or $25,000 or (c) enter into any capital commitment or long-term obligation equal to or in excess of $25,000;

               (p) use its best efforts to maintain and preserve Silver's and its Subsidiaries' business organizations intact, to retain their present employees so that they will be available to Treasury after the Acquisition, and to maintain their relationships with suppliers, customers and others so that they will be preserved after the Acquisition;

               (q) use its best efforts to keep in full force and effect all of its existing liability insurance, and will not modify or reduce the coverages thereunder;

               (r) duly comply with (A) all laws, ordinances, orders, injunctions and decrees applicable to it and to the conduct of its business, and
(B) all material agreements and obligations by which it, its properties or its assets may be bound;

               (s) not amend, willfully violate or terminate any material agreements, including, without limitation, any agreements pursuant to which Silver or any of its Subsidiaries have been granted a license or exclusive rights in a geographical area or field of use;

               (t) not amend or abandon, or allow to become amended or abandoned, any pending application for a patent, or fail to maintain any existing patent owned or licensed to it; and

               (u) maintain all of its machinery and equipment in customary repair, maintenance and condition, except to the extent of normal wear and tear.

          5.3 Other Offers. Silver agrees (a) that as of January 19, 1996 it terminated forthwith any existing negotiations contemplating the sale, merger, or acquisition of Silver or its business, or the possible acquisition of a material portion of Silver's assets or the issue or sale of authorized capital stock or other securities of Silver or any affiliate of Silver which would directly or indirectly constitute a change in control of Silver (a "Sale of Silver"), and (b) from the date hereof until the Closing Date or the earlier termination of this Agreement, (i) to refrain, directly and indirectly, from soliciting or initiating discussions with any person or entity other than Treasury relating to any offers, negotiations, understandings, letters of intent, commitments or agreements, written or oral, contemplating the Sale of Silver, (ii) to conduct its business only in the ordinary course consistent with its current business strategy, except that Silver will not sell, assign, license or otherwise diminish or dispose of any of its material assets or properties except after consultation with Treasury, and (iii) not to participate, directly or indirectly, in any negotiations regarding, or furnish to any other person information with respect to, any effort or attempt by any other person to do or seek a Sale of Silver. Silver shall inform Treasury within one business day of its receipt of any offer, proposal or inquiry relating to any Sale of Silver.

          5.4 Notices of Certain Events. Silver shall, upon obtaining knowledge of any of the following, promptly notify Treasury of and, if same be in writing, promptly deliver to Treasury copies of: (i) any notice or communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated herein; (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated herein; (iii) any actions, suits, claims, investigations or other judicial proceedings commenced or threatened against Silver or any of its Subsidiaries; and (iv) any adverse determination or recommendation in connection with any governmental proceeding regarding any of Silver's products.

          5.5 FIRPTA. Silver shall deliver to the Internal Revenue Service a properly executed notice in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) which states that shares of capital stock of Silver do not constitute "United States real property interests" under Section 897(e) of the Code. Silver shall provide a copy of such statement to Treasury for purposes of satisfying Treasury's obligations under Treasury Regulation
Section 1.1445-2(c)(3) within the 30 day period immediately preceding the Closing Date.

          5.6 Consents. Silver shall use its best efforts to cause Silver and its Subsidiaries to obtain at the earliest practicable date, by instruments in form and substance satisfactory to Treasury and without any conditions materially adverse to Silver or any of its Subsidiaries or to Treasury, all consents and approvals referred to in Schedule
2.3. Treasury shall cooperate to the extent reasonably required in order to obtain such consents, but Treasury shall not be obligated to agree to any change in any lease or agreement or to agree to make any payment or furnish any guaranty in connection with any such consents.

          5.7 Maintenance of Business. Silver will use its best efforts to carry on its business and preserve its relationships with those customers, suppliers, licensees, licensors and commercial partners that are material to its business in substantially the same manner as it has prior to the date hereof. Should Silver become aware of a material deterioration in any such relationship, it will promptly bring such information to the attention of Treasury in writing.

          5.8 Release of Guarantees. Silver will use its best efforts to obtain the agreement of Republic National Bank of Miami ("Republic") to accept Treasury's corporate guarantee in lieu of the personal guarantees of Moche Bendayan and Salomon Bendayan (the "Line of Credit Guarantees") with respect to monies drawn under a line of credit agreement dated June __, 1996, between Silver and Republic (the "Line of Credit Agreement") or to otherwise release said guarantors from the Line of Credit Guarantees, copies of which Line of Credit Agreement and Line of Credit Guarantees have been delivered to Treasury prior to the execution of this Agreement.

     Article VI. Covenants of Treasury.

          6.1 Notices of Certain Events. Treasury shall, upon obtaining knowledge of any of the following, promptly notify Silver of and, if same be in writing, promptly deliver to Silver copies of: (i) any notice or communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated herein; and (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated herein.

     Article VII. Conditions to the Acquisition.

          7.1 Conditions Precedent to Obligations of Treasury. The obligations of Treasury to consummate the Acquisition are subject to the fulfillment, prior to or at the closing referred to in Article VIII, of each of the following conditions (any or all of which may be waived by Treasury):

               (a) all representations and warranties of Silver and Stockholders shall be true and accurate at and as of the time of the closing with the same effect as though made again at and as of that time;

               (b) Silver and Stockholders shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by it or them prior to or at the closing;

               (c) Treasury shall have been furnished with a certificate (dated the date of the closing and in form and substance reasonably satisfactory to Treasury) executed by the chief executive officer and chief financial officer of Silver and by each Stockholder certifying to the fulfillment of the conditions specified in sections 7.1(a) and 7.1(b);

               (d) all of the consents and approvals referred to in Schedule 2.3 shall have been obtained by Silver, without any conditions materially adverse to Treasury or Silver, and Treasury shall have received duly executed copies of all of the instruments evidencing those consents and approvals;

               (e) Silver shall have delivered to Treasury, on or before June 30, 1996, a copy of its unaudited consolidated financial statements as of January 31, 1996; and the consolidated balance sheet as of January 31, 1996 included therein shall show current assets of not less than $3,900,000, current liabilities of not more than $3,400,000, and stockholders' equity of not less than $1,145,000;

               (f) no preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Acquisition shall have been issued and remain in effect (each party agreeing to use its reasonable efforts to have any such injunction, order or decree lifted);

               (g) no action shall have been taken, and no statute, rule or regulation shall have been enacted, by any state or federal government or governmental agency in the United States or Canada which would prevent the consummation of the Acquisition;

               (h) since the date hereof, (i) there shall have been no changes that constitute, and (ii) no event or events shall have occurred which have resulted in or constitute, a material adverse change in the business, operations, properties, assets, condition (financial or other), results of operations or prospects of Silver and its Subsidiaries, taken as a whole (exclusive of changes or events resulting from regulatory, business or economic conditions of general applicability);

               (i) all governmental consents, orders and approvals legally required for the consummation of the Acquisition and the transactions contemplated hereby, including, without limitation, approval (if required) by the SEC, shall have been obtained and be in effect at the date of the closing, and no such consent, order or approval shall have any terms which in the reasonable judgment of Treasury, when taken together with the terms of all such consents, orders or approvals, would materially impair the value to Treasury of the Acquisition, and no governmental authority shall have promulgated any statute, rule or regulation which, when taken together with all such promulgations, would materially impair the value to Treasury of the Acquisition;

               (j) the directors and officers of Silver shall have resigned as requested by Treasury;

               (k) Salomon Bendayan shall have entered into an employment agreement with Treasury for a five year term commencing on the closing of the Acquisition providing for (i) an annual salary of US $150,000 payable bi-weekly, with 6% annual increases, and an annual bonus equal to 2% of Silver's net after-tax profit in excess of US $1,000,000 and (ii) at Silver's expense, participation by Salomon Bendayan and his family in the group health insurance program offered to Treasury's principal officers, provided that Salomon Bendayan meets the insurer's eligibility requirements, if any, (iii) term life insurance on Salomon Bendayan's life in the amount of US $1,000,000, naming as beneficiary a person designated by Salomon Bendayan, and (iv) Treasury's grant to Salomon Bendayan of options to purchase shares of Treasury's Common Stock, each such option to be at an exercise price equal to US $0.05 per share, as follows: (1) 5,000 shares on the first anniversary of the Closing Date; (2) 7,500 shares on the second anniversary of the Closing Date; (3) 10,000 shares on the third anniversary of the Closing Date; (4) 12,500 shares on the fourth anniversary of the Closing Date; and (5) 15,000 shares on the fifth anniversary of the Closing Date; and (iv) Salomon Bendayan's right to "piggyback" on any registration statement filed by Treasury at any time.

               (l) each of Silver's directors, officers and its ten largest stockholders (determined as of the date hereof and as of the Closing Date), with the sole exception of Edward Kozial, shall have entered into an agreement with Treasury not to compete with Treasury or Silver for a period of three years from the Closing Date;

               (m) prior to or at the Closing of the Acquisition, Moche Bendayan and Salomon Bendayan shall (i) discharge and satisfy the balance then due under the note payable on account of Silver's purchase of a 44 foot boat, which note presently has an outstanding principal balance of approximately US $200,000,
(ii) discharge and completely satisfy all remaining obligations under that certain Contract for Sale of Stock, dated March, 1993, between Edward Kozial ("Kozial") and Silver (the "1993 Contract"), pursuant to which Silver has agreed to purchase 45 shares of Silver's common stock from Kozial for an aggregate price of US $470,000 and (iii) discharge and satisfy all remaining monetary and other obligations under the 1993 Contract, including but not limited to the non-competition agreement (US $180,000 total payment) with Kozial, copies of which note and 1993 Contract have been delivered to Treasury prior to the execution of this Agreement;

               (n) the Stockholders shall have terminated the Shareholders Agreement dated August 30, 1989; and

               (o) the transfer by Salomon Bendayan to Silver of all stock and other interest in Flitsch & Bendayan, GMBH, owned by Salomon Bendayan.

          7.2 Conditions Precedent to Obligations of Silver. The obligation of Silver to consummate the Acquisition are subject to the fulfillment, prior to or at the closing, of each of the following conditions (any or all of which may be waived by Silver):

               (a) all representations and warranties of Treasury shall be true at and as of the time of the closing with the same effect as though made again at and as of that time;

               (b) Treasury shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by it prior to or at the closing;

               (c) Silver shall have been furnished with a certificate (dated the date of the closing and in form and substance reasonably satisfactory to Silver) executed by the chief executive officer and chief financial officer of Treasury certifying to the fulfillment of the conditions specified in Sections 7.2(a) and 7.2(b);

               (d) Republic shall have agreed to accept Treasury's corporate guaranty in lieu of the Line of Credit Guarantees with respect to monies drawn under the Line of Credit Agreement or to otherwise release the guarantors from liability under the Line of Credit Guarantees; and

               (e) Treasury shall have paid all stock transfer stamps and other customary reasonable expenses (exclusive of attorneys fees and expenses) in connection with the transfer described in Section 7.1(o).

     Article VIII. Closing.

          8.1 Time and Place of Closing. The parties shall deliver the documents referred to in Sections 8.2 and 8.3 at a closing to be held at the offices of Messrs. Hofheimer Gartlir & Gross, LLP, 633 Third Avenue, New York, New York 10017, or at the offices of the entity which provides financing for Treasury or at the offices of such entity's attorneys, on August 29, 1996 (or such other place and time as the parties shall agree).

          8.2 Documents To Be Delivered by Silver. At the closing, Silver shall deliver to Treasury the following:

               (a) copies of resolutions of the board of directors of Silver, authorizing the execution, delivery and performance of this Agreement and the consummation of the Acquisition by Silver, and a certificate of its secretary or assistant secretary, dated the date of the closing, that such resolutions were duly adopted and are in full force and effect;

               (b) the certificates referred to in Section 7.1(c);

               (c) a true and complete list of Silver stockholders as of three
(3) days prior to the Closing, in accordance with

Section 2.5;

               (d) the resignations described in Section 7.1(j);

               (e) the non-compete agreements described in Section 7.1(l);

               (f) a satisfaction piece with respect to the note described in
Section 7.1(m)(i) from the holder thereof;

               (g) a general release from Kozial, including but not limited to the 1993 Contract, the purchase obligation described in Section 7.1(m)(ii) and the non-competition payments described in Section 7.1(m)(iii);

               (h) stock certificates from each Stockholder representing all of his ownership of shares of Silver, endorsed to Treasury or accompanied by a signed stock power transferring to Treasury all of such shares, together with all applicable stock transfer stamps relative to said certificates;

               (i) a termination by the Stockholders of the Shareholders Agreement dated August 30, 1989; and

               (j) stock certificates or other evidence of ownership of interest representing all of Salomon Bendayan's shares and other interests in Flitsch & Bendayan, GMBH, endorsed to Silver or accompanied by a signed stock power transferring to Silver all of such shares and interest, together with all applicable stock transfer stamps relative to said certificates, evidence of payment of all fees, costs and expenses due in connection with such transfer and evidence of the acknowledgement and consent to such transfer by Flitsch & Bendayan, GMBH.

          8.3 Documents To Be Delivered by Treasury. At the

Closing, (a) Treasury shall deliver to Silver the following:

                    (i) copies of resolutions of the Board of Directors of Treasury, authorizing the execution, delivery and performance of this Agreement and the consummation of the Acquisition by Treasury, and certificates of the secretary or assistant secretary of Treasury, dated the date of the Closing, that such resolutions were duly adopted and are in full force and effect; and

                    (ii) the certificate referred to in Section 7.2(c);

               (b) Treasury shall deliver to each Stockholder the cash and promissory notes designated for such Stockholder in Section 1.2.

     Article IX. Survival of Representations and Indemnity.

          9.1 Survival. The representations, warranties, covenants and agreements by Silver and Stockholders shall survive the Acquisition.

          9.2 Indemnification. (a) Silver and Stockholders do hereby agree to indemnify, defend and hold harmless Treasury of and from any and all claims, demands, damages, losses, injuries, liabilities, penalties, costs, expenses (including without limitation reasonable attorneys' fees), suits, actions, investigations, judgments and fees which may be imposed upon, incurred or suffered by or asserted against Treasury arising out of or in connection with any one or more of the following:

                    (i) any failure to perform or comply with any agreements, obligations or undertakings on the part of Silver or any Stockholder to be performed pursuant to this Agreement;

         and

                    (ii) any breach of any representation, warranty, covenant or agreement made by Silver or any Stockholder in this Agreement, or in respect of the facts associated therewith.

               (b) Notwithstanding subparagraph (a) of this Section 9.2, Silver shall have no liability under this Section 9.2 with respect to any claim for less than $25,000.

     Article X. Termination.

          10.1 Grounds for Termination. This Agreement may be terminated by written notice to the other party:

               (a) by Treasury or by Silver, (i) if at any time prior to the date of the closing any event shall have occurred or any state of facts shall exist that renders any of the conditions to its obligations as provided in this Agreement incapable of fulfillment, or (ii) if on the date on which the closing would otherwise have been held, any condition to its obligations has not been fulfilled, or (iii) if for any reason other than its own wilful default, the Acquisition has not been consummated on or before August 29, 1996;

               (b) by mutual consent of the Boards of Directors of Treasury and Silver.

          10.2 Continuing Liability. The termination of this Agreement pursuant to Section 10.1 shall not relieve Treasury, Silver or any Stockholder from any liability for breach of this Agreement prior to the date of termination.

     Article XI. Miscellaneous.

          11.1 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instructions, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

          11.2 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or by reputable overnight courier or mailed by registered or certified mail, return receipt requested, to the parties at the following addresses (or to such other address as a party may have specified by notice to the other parties pursuant to this provision):

               (a)  if to Silver, Moche Bendayan or Salomon Bendayan: at

                         168 S. E. 1st Street
                         Miami, Florida 33131
                         Attn: Mr. Salomon Bendayan

                              with a copy to

                         Delgado Befeler Starkman & Magolnick
                         Museum Tower, Suite 2701
                         150 West Flagler Street
                         Miami, Florida 33130
                         Attn: George Befeler, Esq.

               (b)  if to Edward Kozial: at

                         2200 South Ocean Lane
                         Fort Lauderdale, Florida 33316

               (c)  if to Treasury: at

                         1181 Finch Avenue West, Unit 21
                         North York, Ontario
                         CANADA M3J 2V8
                         Attn: Mr. James Hal
                              with a copy to

                         Hofheimer Gartlir & Gross, LLP
                         633 Third Avenue
                         New York, New York 10017
                         Attn:  Richard G. Klein, Esq.

          11.3 No Assignment. This Agreement is personal to each of the parties and may not be assigned without the written consent of the other parties.

          11.4 Entire Agreement.

          This Agreement (with its schedules and exhibits) contains, and is intended as, a complete statement of all the terms of the agreements among the parties with respect to the matters provided for, supersedes any previous agreements and understanding among the parties with respect to those matters, and cannot be changed or terminated except by a writing signed by the parties.

          11.5 Governing Law. This Agreement shall be governed by and construed in accordance with the local laws of the State of New York.

          11.6 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

          11.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

          11.8 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

          11.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     IN WITNESS WHEREOF, Treasury and Silver have caused this Agreement to be signed by their respective officers thereunto duly authorized and each Stockholder has set his hand and seal as of the date first written above.

                                   TREASURY INTERNATIONAL, INC.

                                   By:  /S/ James Hal
                                        ----------------------------------------
                                        Name:  James Hal
                                        Title: Chief Executive Officer

                                   SILVER 925, INC.

                                   By:  /S/ Salomon Bendayan
                                        ----------------------------------------
                                        Name:  Salomon Bendayan
                                        Title: Vice President

                                   /S/  Moche Bendayan
                                        ----------------------------------------
                                        MOCHE BENDAYAN

                                   /S/  Salomon Bendayan
                                        ----------------------------------------
                                        SALOMON BENDAYAN

                                   /S/  Edward Kozial
                                        ----------------------------------------
                                        EDWARD KOZIAL